Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) made effective as of September 15, 2025 between Mark A. Smith (“MAS”) and Bion Environmental Inc. (the “Company”).

And whereas MAS believes it to be in his best interest and the best interest of the Company and its stockholders to assist in mitigation of dilution by surrendering ownership in the various securities of Bion and all sums owed to MAS by the Company.

The Company Agrees to the following:

a)	The issuance of 400,000 shares of common stock of the Company (the “Common Stock”) on the date of January 15,2026 or earlier upon the election of MAS;
b)	The Company agrees to the cancellation of the Promissory Note owed to the Company with a balance of $38,531.00 at 9/15/2025.

MAS Agrees to the following:

a)	The surrender/cancellation of the 2020 Convertible Obligation Collateral Note with a balance at 9/15/2025 of $126,958.00 (the “Collateral Note”), representing the right to acquire 253,916 shares of Common Stock and 253,916 warrants, each representing the right to acquire one share of Common Stock;
b)	To waive his claim with regard to the balance of his accumulated Deferred Compensation ($84,664.00) at 9/15/2025, representing the right to acquire 457.644 shares of Common Stock at the market price of $.185 (Close of business at 9/15/2025)
c)	To waive his claim with regard to the balance of accumulated unreimbursed expenses ($41,246.01) at 9/15/2025.
d)	No further extensions of the expiration dates of MAS’s or MAS’s gifted warrants.
e)	No interest will accrue on any obligations between September 15, 2025, and January 15, 2026.

This Agreement is intended to be fully binding when executed.

Bion Environmental Technologies, Inc.

Mark A. Smith	Bion Environmental Technologies, Inc

By: /s/ Mark A. Smith	By: /s/ Stephen Craig Scott
Mark A. Smith	Stephen Craig Scott, CEO

Date: 9/17/2025	Date: 9/17/2025